UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2013

PSYCHEMEDICS CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware	1-13738	58-1701987
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

125 Nagog Park, Acton, Massachusetts	01720
(Address of Principal Executive Offices)	(Zip Code)

(978) 206-8220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

1.          On March 6, 2013, the Compensation Committee of the Board of Directors of Psychemedics Corporation (the "Company") approved the terms of cash performance bonus arrangements with certain executive officers, including the Company’s Chief Executive Officer, its Vice President – Laboratory Operations, its Vice President – Finance, and other employees for 2013 (the “cash bonus arrangements”). Bonus payments under the cash bonus arrangements are calculated and paid as follows:

Each participant has the opportunity to earn as bonus compensation up to an aggregate of an additional 25% of his or her Base Salary in 2013 based on achievement of Company and individual goals. Each participant's target percentages consist of the following:

a.	Up to 10% of Base Salary based on the Company’s achievement of pre-determined revenue and earnings per share goals for 2013; plus

b.	Up to 10% of Base Salary based on the employee’s achievement of pre-determined individual goals for 2013; plus

c.	Up to 5% of Base Salary based on meeting the Company’s objective of implementing certain new product launches according to plan.

The foregoing targets (a), (b) and (c) are cumulative and achievement of any such target is not dependent upon achievement of any other listed target.

The Compensation Committee reserves the right to withdraw, amend, add to and terminate the cash bonus arrangements, or any portion of them, in its discretion at any time, including, but not limited to, changing or eliminating the threshold amounts giving rise to the payment of target percentages, determining the calculation of such threshold amounts, and adjusting threshold amounts to take into account special non recurring items, in determining financial and individual performance.

Following the end of fiscal year 2013, the Chief Executive Officer will review and assess the performance of each of the other participants with respect to achievement of his or her individual goals, and provide his recommendations thereon to the Compensation Committee. In addition, the Compensation Committee will review and assess the Chief Executive Officer's performance with respect to achievement of his individual goals. The Compensation Committee will then determine the level of payout of the portion of the Chief Executive Officer’s bonus arrangement with respect to individual and Company goals, and each of the other participants, based on the Committee's review and assessment of the performance of each individual toward his or her individual goals and Company goals.

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2.          On March 6, 2013, the Company also entered into an amended change in control severance agreement with Raymond C. Kubacki, Chairman, Chief Executive and President of the Corporation. The agreement is for a five year term commencing on March 6, 2013. It provides that if, during the five-year term, the Company terminates Mr. Kubacki’s employment for any reason other than for Cause (as defined in the agreement), death or disability (as defined in the agreement) or if Mr. Kubacki terminates his employment for Good Reason (as defined below), in either case, within twelve months following a Change in Control (as defined in the agreement), he will be entitled to receive Termination Pay (as defined below) for a period of twelve months from the date of such termination, except that Good Reason termination on account of a change in location only would give rise to Termination Pay for a period of six months rather than twelve months. Termination Pay includes average monthly base salary and cash bonus compensation paid during the twelve month period preceding such termination. Good Reason includes a change in Mr. Kubacki’s title, a reduction in his base salary then in effect, a material decrease in his duties or responsibilities, or a change of location. The agreement also prohibits Mr. Kubacki from working for a competitor of the Company or from soliciting employees of the Company during the period he is eligible to receive Termination Pay under the agreement. Mr. Kubacki’s agreement was in replacement of his agreement executed in 2008, which had a five-year term and was due to expire in July, 2013.

3.          On March 6, 2013, the Company also entered into a change in control severance agreement with Michael I. Schaffer, Ph.D., Vice President of Laboratory Operations of the Company. Dr. Shaffer’s agreement is also for a five year term commencing on March 6, 2013. It provides that if, during the five-year term, the Company terminates Dr. Schaffer’s employment for any reason other than for Cause (as defined in the agreement), death or disability (as defined in the agreement) or if Dr. Schaffer terminates his employment for Good Reason (as defined below), in either case, within twelve months following a Change in Control (as defined in the agreement), he will be entitled to receive Termination Pay (as defined below) for a period of twelve months from the date of such termination. Termination Pay includes average monthly base salary and cash bonus compensation paid during the twelve month period preceding such termination. Good Reason includes a reduction in Dr. Schaffer’s base salary then in effect, or a material decrease in his duties or responsibilities. The agreement also prohibits Dr. Schaffer from working for a competitor of the Company or from soliciting employees of the Company during the period he is eligible to receive Termination Pay under the agreement. Dr. Schaffer’s agreement was also in replacement of his agreement executed in 2008, which had a five-year term and was due to expire in July, 2013.

The foregoing summary of the change in control severance agreements with Mr. Kubacki and Dr. Schaffer does not purport to be complete and is qualified in its entirety by reference to the change in control severance agreements with such executives which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference into this report.

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ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Change in Control Severance Agreement dated March 6, 2013 between Psychemedics Corporation and Raymond C. Kubacki
10.2	Change in Control Severance Agreement dated March 6, 2013 between Psychemedics Corporation and Michael I. Schaffer

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHEMEDICS CORPORATION
Dated: March 8, 2013

	By:	/s/ Neil Lerner
Neil Lerner, Vice President – Finance

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